Exhibit 99.1

PRESS RELEASE

Wednesday, February 2, 2011
CONTACT:
FOR IMMEDIATE RELEASE:	Alicia Shirah
229-522-2822
Southwest Georgia Ethanol Files Chapter 11
First United Ethanol, LLC (FUEL) announced today that its wholly-owned subsidiary, Southwest Georgia Ethanol, LLC, (SWGE or Company) has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Middle District of Georgia, Albany Division. The Chapter 11 Case Number is 11-10145. A group of SWGE’s secured bank lenders have agreed to support the Company’s on-going restructuring efforts with a $10 million debtor-in-possession financing facility. The administrative agent for the secured bank lenders is WestLB AG, New York Branch. The Company expects to conduct normal business operations while it reorganizes.
SWGE’s filing results from liquidity constraints arising from operational problems that, while largely resolved, impacted financial performance, the impending maturity of its working capital facility, and from a lack of sufficient working capital due to increasing input costs and decreasing prices as a function of the economy. The Chapter 11 reorganization will be used as a vehicle to recapitalize SWGE’s balance sheet.
FUEL and SWGE to Maintain Operations
FUEL has not filed for Chapter 11 bankruptcy protection. FUEL will continue to manage its subsidiary, SWGE, as SWGE operates as a debtor-in-possession.
“We are using this Chapter 11 filing as a tool to reorganize and protect the value of our business for the long-term,” said Murray Campbell, Chief Executive Officer of FUEL. “We appreciate the ongoing support we are receiving from our lender group and from our many trade partners with whom we will continue to do business,” he concluded.
During its Chapter 11, SWGE will continue to operate under court protection with FUEL’s employees while working out a plan of reorganization to restructure its debt and pay its creditors. SWGE expects that it will not scale back its purchases of inputs including corn. Under the Bankruptcy Code, suppliers will be paid in full for all goods and services furnished after the Chapter 11 filing.

SWGE has engaged Morgan Keegan & Company, Inc. as its investment banker and financial advisor and McKenna, Long & Aldridge LLP as debtor’s counsel to assist with the reorganization.
About FUEL and SWGE
Under servicing and maintenance and operations agreements with FUEL, SWGE began production in October 2008 as the first 100 million gallon per year ethanol plant to be located in the Southeast. SWGE grinds 36 million bushels of corn per year, purchasing 24% of its corn from local farmers. SWGE ships more than 200 ethanol trucks per week within a 100 mile radius of the plant. SWGE delivers over 300 grain trucks per week of dried distillers grains, a high quality feed ingredient that is made from the remainder of the kernel of corn once the starch has been removed for ethanol production. FUEL has more than five dozen full-time employees with an annual payroll of $5 million in addition to hundreds of ancillary jobs that have bolstered the local economy. During the past five years, SWGE has paid $5.4 million in property taxes, and since 2008, SWGE has purchased $33 million of natural gas through City of Camilla & MGAG, has purchased $6.5 million in electricity from Georgia Power and has paid over $2.6 million of state sales tax on natural gas and electricity.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the construction and operation of the Company’s ethanol manufacturing facility. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.